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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 15, 2002

                              DYNEGY HOLDINGS INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                        0-29311                 94-3248415
(State or other jurisdiction      (Commission File Number)     (IRS Employer
     of incorporation)                                       Identification No.)

                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (713) 507-6400

                                 Not Applicable
          (Former name or former address, if changed since last report)




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ITEM 5. OTHER EVENTS.

     On August 15, 2002, Dynegy Inc. ("Dynegy"), the wholly owning parent company of Dynegy Holdings Inc., announced that it reached a settlement of litigation brought against Dynegy by Enron Corp. ("Enron") arising from the failure of the November 2001 merger of the two companies. The settlement agreement has been approved by the boards of both companies.

     Under the terms of the agreement, Dynegy will pay Enron $25 million to settle the lawsuit Enron had filed alleging breach of contract for wrongful termination of the merger. Enron has agreed to release Dynegy from any and all claims relating to the terminated merger and to dismiss such litigation.

     In addition, Dynegy has agreed not to pursue any claims for working capital adjustments relating to its acquisition of Northern Natural Gas Company ("NNG") from Enron last February. This will result in the release of funds to Enron that had been escrowed in connection with the sale of NNG, pending a review of working capital as of the closing date. The settlement amount and the release of escrowed funds are subject to bankruptcy court approval.

     Enron has agreed to continue providing transition services to NNG once MidAmerican Energy Holdings Company's purchase of the pipeline from Dynegy is completed. Enron has been providing services on a transition basis under an agreement established between the two companies when Dynegy acquired NNG. Enron has agreed to allow the assignment of that agreement, which runs until Jan. 31, 2003, to MidAmerican Energy.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired - Not Applicable.

b) Pro Forma Financial Information - Not Applicable.

c) Exhibits:

       99.1     Press Release of Dynegy Inc. dated August 15, 2002.

ITEM 9.  REGULATION FD DISCLOSURE

     On August 15, 2002, Dynegy issued a press release, a copy of which is attached hereto as exhibit 99.1 and the contents of which are incorporated herein by this reference. In accordance with General Instruction B.2. of Form 8-K, the information contained in such press release shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DYNEGY HOLDINGS INC.

                          BY:   /s/ Keith R. Fullenweider
                             -----------------------------------
                             Keith R. Fullenweider
                             Senior Vice President, Deputy General Counsel and Secretary

Dated:  August 16, 2002